Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 101 to the Registration Statement of Voya Separate Portfolios Trust (Form N-1A No. 333-141111) of our report dated July 27, 2021 on the financial statements and financial highlights of Voya Target In-Retirement Fund, Voya Target Retirement 2025 Fund, Voya Target Retirement 2030 Fund, Voya Target Retirement 2035 Fund, Voya Target Retirement 2040 Fund, Voya Target Retirement 2045 Fund, Voya Target Retirement 2050 Fund, Voya Target Retirement 2055 Fund, Voya Target Retirement 2060 Fund and Voya Target Retirement 2065 Fund (the "Funds") included in the Funds' annual report for the fiscal year ended May 31, 2021.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

September 24, 2021